Exhibit d(4)(j)

INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT made this 7th day of June, 2018, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, hereinafter referred to as “VALIC,” and BMO Asset Management Corp. hereinafter referred to as the “SUB-ADVISER.”

VALIC and the SUB-ADVISER recognize the following:

(a)	VALIC is a life insurance company organized under Chapter 3 of the Texas Insurance Code and an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

(b)

VALIC is engaged as the investment adviser of VALIC Company II (“VC II”), pursuant to a written Investment Advisory Agreement between VALIC and VC II, a Delaware business trust. VC II is a series type of investment company issuing separate classes (or series) of shares and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (“1940 Act”). The 1940 Act prohibits any person from acting as an investment adviser of a registered investment company except pursuant to a written contract.

(c)	VC II currently consists of fifteen portfolios (“Funds”):

Aggressive Growth Lifestyle Fund

Capital Appreciation Fund

Conservative Growth Lifestyle Fund

Core Bond Fund

Government Money Market II Fund

High Yield Bond Fund

International Opportunities Fund

Large Cap Value Fund

Mid Cap Growth Fund

Mid Cap Value Fund

Moderate Growth Lifestyle Fund

Small Cap Growth Fund

Small Cap Value Fund

Socially Responsible Fund

Strategic Bond Fund

In accordance with VC II’s Amended and Restated Agreement and Declaration of Trust (the “Declaration”), new Funds may be added to VC II upon approval of VC II’s Board of Trustees without the approval of Fund shareholders. This Agreement will apply only to Funds set forth on the attached Schedule A, and any other Funds as may be added or deleted by amendment to the attached Schedule A (“Covered Fund(s)”).

(d)	The SUB-ADVISER is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Advisers Act.

(e)

VALIC desires to enter into an Investment Sub-Advisory Agreement with the SUB-ADVISER for all or a portion of the assets of the Covered Fund(s) which VALIC determines from time to time to assign to the SUB-ADVISER.

VALIC and the SUB-ADVISER agree as follows:

1.	Services Rendered and Expenses Paid by the SUB-ADVISER

The SUB-ADVISER, subject to the control and supervision of VALIC and the VC II Board of Trustees and in conformity with (i) the 1940 Act, and all applicable laws and regulations thereunder, (ii) all other applicable federal and state securities and tax laws and regulations, including section 817(h) and Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”); (iii) the Declaration and Bylaws of VC II currently in effect (collectively, the “Charter Documents”); (iv) the investment objectives, policies and restrictions stated in each Covered Fund’s prospectus and statement of additional information; and (v) any applicable procedures adopted by the VC II Board of Trustees and communicated to the SUB-ADVISER in writing, shall:

(a)

manage the investment and reinvestment of the assets of the Covered Fund(s) including, for example, the evaluation of pertinent economic, statistical, financial, and other data, the determination, in its discretion without prior consultation with VALIC or the VC II Board of Trustees, of the industries, securities and other investments to be represented in each Covered Fund’s portfolio, and the formulation and implementation of investment programs.

(b)

maintain a trading desk and place orders for the purchase and sale of portfolio investments (including futures contracts or other derivatives) for each Covered Fund’s account with brokers or dealers (including futures commission merchants) selected by the SUB-ADVISER, or arrange for any other entity to provide a trading desk and to place orders with brokers and dealers (including futures commission merchants) selected by the SUB-ADVISER, subject to the SUB-ADVISER’s control, direction, and supervision, which brokers or dealers may include brokers or dealers (including futures commission merchants) affiliated with the SUB-ADVISER, subject to applicable law.

(c)

In performing its obligations under this Agreement, the SUB-ADVISER may, at its own discretion, delegate any or all of its discretionary investment, advisory and other rights, powers and functions hereunder to any advisory affiliate, without further written consent of VALIC provided that the SUB-ADVISER shall always remain liable for its obligations hereunder.

Without limiting the foregoing, the SUB-ADVISER represents and warrants to VALIC that all of, or to the extent applicable the portion of, the assets which it manages of the Covered Fund(s) set forth in Schedule A will at all times be operated and managed in compliance with (a) all applicable federal and state laws, including securities, commodities and banking laws, governing its operations and investments; (b) applicable provisions of Subchapter M, chapter 1 of the Code for each Covered Fund to be treated as a “regulated investment company” under Subchapter M of the Code; (c) the diversification requirements specified in the Internal Revenue Service’s regulations under Section 817(h) of the Code so as not to jeopardize the treatment of the variable annuity contracts that offer the Covered Fund(s) as annuity contracts for purposes of the Code; (d) the distribution requirements necessary to avoid payment of any excise tax pursuant to Section 4982 of the Code; (e) the provisions of the 1940 Act and rules adopted thereunder; (f) the objectives, policies, restrictions and limitations for the Covered Fund(s) as set forth in the Covered Fund’s current prospectus and statement of additional information as most recently provided by VALIC to the SUB-ADVISER; and (g) the policies and procedures as adopted by the Board, as most recently provided by VALIC to the SUB-ADVISER. The SUB-ADVISER shall furnish information to VALIC, as requested, for purposes of compliance with the distribution requirements necessary to avoid payment of any excise tax pursuant to Section 4982 of the Code. The SUB-ADVISER further represents and warrants that to the extent that any statements or omissions made in any Registration Statement for shares of the Covered Fund(s), or any amendment or supplement thereto, are made in reliance upon and in conformity with information furnished by the SUB-ADVISER expressly for use therein, such Registration Statement and any amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder (the “1933 Act”) and the 1940 Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

VALIC agrees that, to the extent SUB-ADVISER is responsible for managing only a portion of the assets of a Covered Fund, SUB-ADVISER shall manage the portion of the assets of a Covered Fund allocated to it as if it was a separate operating fund, unless instructed otherwise in writing from VALIC, and shall comply with the investment objectives, policies and restrictions applicable to a Covered Fund and qualifications of a Covered Fund as a regulated investment company under the Code with respect to the portion of assets of a Covered Fund allocated to SUB-ADVISER.

The SUB-ADVISER will assist the Covered Fund(s) and its agents in determining whether prices obtained by the Covered Fund(s) and its agents for valuation purposes are consistent with the prices on the SUB-ADVISER’s portfolio records relating to the assets of the Covered Fund(s) for which the SUB-ADVISER has responsibility at such times as VALIC shall reasonably request; provided, however, that the parties acknowledge that the SUB-ADVISER is not the fund accounting agent for the Covered Fund(s) and is not responsible for pricing determinations or calculations and any information provided pursuant to this position by SUB-ADVISER will be provided for information purposes only.

In performing the services described in paragraph (b) above, the SUB-ADVISER shall use its best efforts to obtain for the Covered Fund(s) the best execution of portfolio transactions, under the circumstances of each trade and on the basis of all relevant factors and considerations. Subject to policies and procedures that may be adopted by VC II’s Board of Trustees and Section 28(e) of the Securities Exchange Act of 1934, as amended, the SUB-ADVISER may cause the Covered Fund(s) to pay to a broker a commission, for effecting a portfolio transaction, in excess of the commission another broker would have charged for effecting the same transaction, if the first broker provided brokerage and/or research products or services, including statistical data, to the SUB-ADVISER. The SUB-ADVISER shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement, or otherwise, solely by reason of acting in accordance with such authorization. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the 1940 Act and Rule 17e-1 thereunder, the SUB-ADVISER may engage its affiliates, the VALIC and its affiliates or any other subadviser to VC II and its respective affiliates, as broker-dealers or futures commission merchants to effect Covered Fund transactions in securities and other investments for a Covered Fund.

Furthermore, on occasions when the SUB-ADVISER deems the purchase or sale of a security to be in the best interest of one or more of the Covered Fund(s) as well as other clients of the SUB-ADVISER, it may allocate such transactions in the manner it considers to be the most equitable and consistent with its fiduciary obligation to the Covered Fund(s) and to such other clients. The SUB-ADVISER shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement, or otherwise, solely by reason of acting according to such authorization.

The SUB-ADVISER may aggregate sales and purchase orders of securities held by the Covered Fund(s) with similar orders being made simultaneously for other accounts managed by the SUB-ADVISER or with accounts of the affiliates of the SUB-ADVISER, if in the SUB-ADVISER’s reasonable judgment such aggregation is fair and reasonable and consistent with the SUB-ADVISER’S fiduciary obligations to the Covered Fund(s) and its other clients, considering factors such as the advantageous selling or purchase price, brokerage commission and other expenses. In accounting for such aggregated order price, commission and other expenses shall be averaged on a per bond or share basis daily. VALIC acknowledges that the determination whether such aggregation is fair and reasonable by the SUB-ADVISER is subjective and that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

VALIC authorizes and empowers the SUB-ADVISER to direct the Covered Fund’s Custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Covered Fund(s) and to execute for the Covered Fund(s) as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the SUB-ADVISER shall select as provided above. With respect to brokerage accounts for financial and commodity futures and commodities and options thereon, the SUB-ADVISER shall select such brokers, as approved by VALIC prior to the establishment of such brokerage account. The SUB-ADVISER may, using such of the securities and other property in the Covered Fund as the SUB-ADVISER deems necessary or desirable, direct the Covered Fund’s Custodian to deposit for the Covered Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the SUB-ADVISER deems desirable or appropriate.

The SUB-ADVISER shall maintain records adequately demonstrating compliance with its obligations under this Agreement and report periodically to VALIC and VC II’s Board of Trustees regarding the performance of its services under this Agreement. The SUB-ADVISER will make available to VALIC and VC II promptly upon their reasonable written request all of the Covered Fund(s)’ investment records and ledgers to assist VALIC and VC II in compliance with respect to each Covered Fund’s securities transactions as required by the 1940 Act and the Advisers Act, as well as other applicable laws. The SUB-ADVISER will furnish VC II’s Board of Trustees such periodic and special reports as VALIC and VC II’s Board of Trustees may reasonably request. The SUB-ADVISER will furnish to regulatory authorities any information or reports in connection with such services which may be requested in order to ascertain whether the operations of the Covered Fund(s) are being conducted in a manner consistent with applicable laws and regulations.

Should VALIC at any time make any definite determination as to any investment policy and notify the SUB-ADVISER in writing of such determination, within a reasonable time after receipt of such notice as agreed to by the SUBADVISER and VALIC the SUB-ADVISER shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked, provided such determination will permit SUB-ADVISER to comply with the first paragraph of this Section.

The SUB-ADVISER will not hold money or investments on behalf of VC II. The money and investments will be held by the Custodian of VC II. The SUB-ADVISER will arrange for the transmission to the Custodian for VC II, on a daily basis, such confirmation, trade tickets and other documents as may be necessary to enable the Custodian to perform its administrative responsibilities with respect to the Covered Fund(s). The SUB-ADVISER further shall have the authority to instruct the Custodian of VC II (i) to pay cash for securities and other property delivered, or to be delivered, to the Custodian for the Covered Fund(s), (ii) to deliver securities and other property against payment for the Covered Fund(s), and (iii) to transfer assets and funds to such brokerage accounts as the SUB-ADVISER may designate, all consistent with the powers, authorities and limitations set forth herein. The SUB-ADVISER shall not have the authority to cause the Custodian to deliver securities and other property except as expressly provided for in this Agreement or as provided by VALIC in writing to the Custodian.

VALIC will vote proxies relating to securities held by the Covered Fund(s). VALIC will vote all such proxies in accordance with such proxy voting guidelines and procedures adopted by the Board of Trustees. VALIC may, on certain non-routine matters, consult with the SUB-ADVISER before voting proxies relating to securities held by the Covered Fund(s). VALIC will instruct the Custodian and other parties providing services to VC II promptly to forward to the proxy voting service copies of all proxies and shareholder communications relating to securities held by each Covered Fund(s). The SUB-ADVISER shall not be responsible for taking any action on behalf of the Covered Fund(s) in connection with any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities held at any time in the Covered Fund(s) including, without limitation, to file proofs of claim or other documents related to such proceedings (the “Litigation”) or to investigate, initiate, supervise, or monitor the Litigation involving the Covered Fund’s assets.

The SUB-ADVISER shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act or represent VALIC or VC II other than in furtherance of the SUB-ADVISER’s duties and responsibilities as set forth in this Agreement.

Except as otherwise agreed, or as otherwise provided herein, the SUB-ADVISER shall bear the expense of discharging its responsibilities hereunder and VALIC shall pay, or arrange for others to pay, all VALIC’s expenses, except that VALIC shall in all events pay the compensation described in Section 3 of this Agreement.

VALIC and the SUB-ADVISER acknowledge that VC II will be ultimately responsible for all brokerage commissions, taxes, custodian fees and other transaction-related fees incurred on behalf of the Covered Fund(s).

The SUB-ADVISER is hereby prohibited from consulting with any other sub-adviser of the Covered Fund(s) (or a portion thereof) or any other sub-adviser to a fund under common control with the Covered Fund(s) (or a portion thereof) concerning securities transactions of the Covered Fund(s) (or a portion thereof) in securities or other assets, except as otherwise permitted by the 1940 Act or any rules thereunder.

2.	Confidentiality

The SUB-ADVISER will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Covered Fund(s), and will keep confidential any non-public information obtained directly as a result of this service relationship, and disclose such non-public information only if VALIC or the VC II Board of Trustees has authorized such disclosure, or if such information is or hereafter becomes ascertainable from public or published information or trade sources, or if such information is or hereafter otherwise is know by the SUB-ADVISER, or if such disclosure is expressly required or requested by applicable federal or state authorities (including the SUB-ADVISER’S regulatory examiners) or court of law of competent jurisdiction or to the extent such disclosure is reasonably required by auditors or attorneys of the SUB-ADVISER in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, the SUB-ADVISER may disclose the total return earned by the Covered Fund(s) and may include such total return in the calculation of composite performance information.

VALIC will not disclose or use any records or information belonging to the SUB-ADVISER obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required in performance of its advisory services to the Covered Fund(s), and will keep confidential any information obtained pursuant to this service relationship, and disclose such information only if the SUB-ADVISER has authorized such disclosure, or if such information is or hereafter becomes ascertainable from public or published information or trade sources, or if such information is expressly required or requested by applicable federal or state authorities (including VALIC’s regulatory examiners) or court of law of competent jurisdiction or to the extent such disclosure is reasonably required by auditors or attorneys of VALIC in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement.

3.	Compensation of the SUB-ADVISER

VALIC shall pay to the SUB-ADVISER, as compensation for the services rendered and expenses paid by the SUB-ADVISER, a monthly fee or fees based on each Covered Fund’s average daily net asset value computed for each Covered Fund as provided for herein and in the fee schedule attached hereto as Schedule A. Schedule A may be amended from time to time by written agreement executed by VALIC and the SUB-ADVISER, provided that amendments are made in conformity with the Charter Documents and applicable laws and regulations. Any change in Schedule A pertaining to any new or existing Covered Fund shall not be deemed to affect the interest of any other Covered Fund and shall not require the approval of shareholders of any other Covered Fund.

The average daily net asset value shall be determined by taking the average of all of the determinations of net asset value, made in the manner provided in the Declaration, for each business day during a given calendar month. VALIC shall pay this fee for each calendar month as soon as practicable after the end of that month, but in any event no later than fifteen (15) days following the end of the month.

If the SUB-ADVISER serves for less than a whole month, the foregoing compensation shall be prorated.

The payment of advisory fees related to the services of the SUB-ADVISER under this Agreement shall be the sole responsibility of VALIC and shall not be the responsibility of VC II.

4.	Scope of the SUB-ADVISER’s Activities

VALIC understands that the SUB-ADVISER and its affiliates now act, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment adviser to other investment companies, and VALIC has no objection to the SUB-ADVISER so acting, provided that whenever a Covered Fund(s) and one or more other accounts or investment companies advised by the SUB-ADVISER have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a methodology believed by the SUB-ADVISER to be equitable to each entity. The SUB-ADVISER similarly agrees to allocate opportunities to sell securities on an equitable basis. VALIC recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for a Covered Fund(s). In addition, VALIC understands that the persons employed by the SUB-ADVISER to assist in the performance of the SUB-ADVISER’s duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the SUB-ADVISER or any affiliate of the SUB-ADVISER to engage in and devote time and attention to other business or to render services of whatever kind or nature.

Except as otherwise required by the 1940 Act, any of the shareholders, directors, officers and employees of VALIC may be a shareholder, director, officer or employee of, or be otherwise interested in, the SUB-ADVISER, and in any person controlling, controlled by or under common control with the SUB-ADVISER; and the SUB-ADVISER, and any person controlling, controlled by or under common control with the SUB-ADVISER, may have an interest in VALIC.

The SUB-ADVISER shall not be liable to VALIC, VC II, the Covered Fund(s), or to any shareholder in the Covered Fund(s), and VALIC shall indemnify the SUB-ADVISER, for any act or omission in rendering services under this Agreement, or for any losses sustained in connection with the matters to which this Agreement relates, so long as there has been no willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties on the part of the SUB-ADVISER in performing its duties under this Agreement. Nothing in this Agreement shall constitute a waiver or limitation of any rights which VALIC may have under federal and state securities laws.

VALIC shall perform quarterly and annual tax compliance tests and promptly furnish reports of such tests to the SUB-ADVISER after each quarter end to ensure that the Covered Fund(s) is in compliance with Subchapter M of the Code and Section 817(h) of the Code. VALIC shall apprise the SUB-ADVISER promptly after each quarter end of any potential non-compliance with the diversification requirements in such Code provisions. If so advised, the SUB-ADVISER shall take prompt action so that the Covered Fund complies with such Code diversification provisions, as directed by VALIC.

The SUB-ADVISER does not guarantee the future performance of the Covered Fund(s) or any specific level of performance, the success of any investment decision or strategy that SUB-ADVISER may use, or the success of SUB-ADVISER’s overall management of the Covered Fund(s). VALIC and VC II understand that investment decisions made for the Covered Fund(s) by the SUB-ADVISER are subject to various market, currency, economic, political and business risks and that those investment decisions will not always be profitable. The SUB-ADVISER will manage only the assets of the Covered Fund(s) allocated to its management by VALIC, including by making investment decisions for the Covered Fund(s).

5.	Representations of the SUB-ADVISER and VALIC

The SUB-ADVISER represents, warrants, and agrees as follows:

(a)

The SUB-ADVISER (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect: (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement, and (v) will immediately notify VALIC of the occurrence of any event that would disqualify the SUB-ADVISER from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)

The SUB-ADVISER has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and if it has not already done so, will provide VALIC and VC II with a copy of such code of ethics together with evidence of its adoption.

(c)

The SUB-ADVISER has provided VALIC and VC II with a copy of its Form ADV as most recently filed with the SEC and will promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to VALIC.

VALIC represents, warrants, and agrees as follows:

(a)

VALIC: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect: (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the SUB-ADVISER of the occurrence of any event that would disqualify VALIC from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)

VALIC has the authority under the Investment Advisory Agreement between VALIC and VC II to delegate some or all of its responsibilities to one or more sub-advisers and the delegation to the SUB-ADVISER under this Agreement is authorized by and consistent with the grant of authority in that Investment Advisory Agreement.

6.	Term of Agreement

This Agreement shall become effective as to the Covered Fund(s) set forth on Schedule A on the date hereof and as to any other Fund on the date of the Amendment to Schedule A adding such Fund in accordance with this Agreement. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, this Agreement shall continue in effect, but with respect to any Covered Fund, subject to the termination provisions and all other terms and conditions hereof, only so long as such continuance is approved at least annually by the vote of a majority of VC II’s Trustees who are not parties to this Agreement or interested persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of a majority of VC II’s Board of Trustees or a majority of that Covered Fund’s outstanding voting securities (as defined in the 1940 Act).

This Agreement shall automatically terminate in the event of its assignment as that term is defined in the 1940 Act or in the event of the termination of the Investment Advisory Agreement between VALIC and VC II as it relates to any Covered Fund(s). The Agreement may be terminated as to any Covered Fund at any time, without the payment of any penalty, by vote of VC II’s Board of Trustees or by vote of a majority of that Covered Fund’s outstanding voting securities on not more than 60 days’ nor less than 30 days’ prior written notice to the SUB-ADVISER, or upon such shorter notice as may be mutually agreed upon by the parties. This Agreement may also be terminated by VALIC: (i) on not more than 60 days’ nor less than 30 days’ prior written notice to the SUB-ADVISER, or upon such shorter notice as may be mutually agreed upon by the parties, without the payment of any penalty; or (ii) if the SUB-ADVISER becomes unable to discharge its duties and obligations under this Agreement. The SUB-ADVISER may terminate this Agreement at any time, or preclude its renewal without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ prior written notice to VALIC, or upon such shorter or longer notice as may be mutually agreed upon by the parties.

7.	Indemnification

VALIC agrees to indemnify the SUB-ADVISER for losses, costs, fees, expenses and claims which arise directly or indirectly (i) as a result of a failure by VALIC to provide the services or furnish materials required under the terms of this Agreement, or (ii) as the result of any untrue statement of a material fact or any omission to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading in any registration statements, proxy materials, reports, advertisements, sales literature, or other materials pertaining to VC II or a Covered Fund, except insofar as any such statement or omission was specifically made in reliance on written information provided by the SUB-ADVISER to VALIC. The provisions of this paragraph shall survive the termination of this Agreement.

The SUB-ADVISER shall indemnify and hold harmless VALIC (and its affiliated companies and their respective officers, directors and employees) from any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) arising out of or in connection with (1) any willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties of the SUB-ADVISER in performing hereunder; or (2) any untrue statement of material fact or any omission to state a material fact required to be stated or necessary to make statements, in light of the circumstances under which they were made, not misleading in any registration statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to a Covered Fund to the extent any such statement or omission was made in reliance on information provided in writing by the SUB-ADVISER. The provisions of this paragraph shall survive the termination of this Agreement.

Under no circumstances shall VALIC or the SUB-ADVISER be liable to any indemnified party for indirect, special or consequential damages, even if VALIC or the SUB-ADVISER is apprised of the likelihood of such damages.

Promptly after receipt by either VALIC or SUB-ADVISER (an “Indemnified Party”) under this Section 7 of the commencement of an action, such Indemnified Party will, if a claim in respect thereof is to be made against the other party (the “Indemnifying Party”) under this section, notify Indemnifying Party of the commencement thereof; but the omission to so notify Indemnifying Party will not relieve it from any liability that it may have to any Indemnified Party otherwise than under this section. In case any such action is brought against any Indemnified Party, and it notified Indemnifying Party of the commencement thereof, Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnified Party. After notice from Indemnifying Party of its intention to assume the defense of an action, the Indemnified Party shall bear the expenses of any additional counsel obtained by it, and Indemnifying Party shall not be liable to such Indemnified Party under this section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

8.	Other Matters

The SUB-ADVISER may from time to time employ or associate with itself any person, or persons believed to be particularly fit to assist in its performance of services under this Agreement, provided no such person serves or acts as an investment adviser separate from the SUB-ADVISER so as to require a new written contract pursuant to the 1940 Act. The compensation of any such persons will be paid by the SUB-ADVISER, and no obligation will be incurred by, or on behalf of, VALIC or VC II with respect to them.

The SUB-ADVISER agrees that all books and records which it maintains for the Covered Fund(s) are the Covered Fund’s property. The SUB-ADVISER also agrees upon request of VALIC or VC II, to promptly surrender the books and records in accordance with the 1940 Act and rules thereunder; provided, however, that the SUB-ADVISER may retain copies of such books and records to the extent necessary to comply with applicable law or regulation and that the SUB-ADVISER will not be required to surrender or delete any books and records from back-up, archival or electronic storage maintained by the SUB-ADVISER. The SUB-ADVISER further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by subparagraphs (b)(5), (6), (7), (9), (10), (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The SUB-ADVISER agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Covered Fund(s)’s auditors, the Covered Fund(s) or any representative of the Covered Fund(s), VALIC, or any governmental agency or other instrumentality having regulatory authority over the Covered Fund(s).

VALIC has herewith furnished the SUB-ADVISER copies of VC II’s Prospectus, Statement of Additional Information, investment objectives, policies and restrictions, and any applicable procedures adopted by VC II’s Board of Trustees, as currently in effect for the Covered Fund(s) and agrees during the continuance of this Agreement to furnish the SUB-ADVISER copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. Until VALIC delivers any amendments or supplements to the SUB-ADVISER, the SUB-ADVISER shall be fully protected in relying on the documents previously furnished to it.

The SUB-ADVISER is authorized to honor and act on any notice, instruction or confirmation given by VALIC on behalf of VC II or the Covered Fund(s) in writing signed or sent by any of the persons who the SUB-ADVISER has reason to believe are acting in good authority. The SUB-ADVISER shall not be liable for so acting in good faith upon such instructions, confirmation or authority.

VALIC shall furnish or otherwise make available to the SUB-ADVISER such information relating to the business affairs of VALIC and VC II as the SUB-ADVISER at any time, or from time to time, may reasonably request in order to discharge its obligations hereunder.

A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained herein. The indemnification provisions contained herein shall survive any termination or preclusion of renewal of this Agreement.

VALIC agrees that the SUB-ADVISER may use the name of VALIC or VC II in any material that merely refers in accurate terms to the appointment of the SUB-ADVISER hereunder. The SUB-ADVISER hereby grants VALIC and VC II the right to use the SUB-ADVISER’s name and/or trade name in all prospectuses, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Covered Fund(s) or the public that refer in any way to the SUB-ADVISER.

9.	Applicability of Federal Securities Laws

This Agreement shall be interpreted in accordance with the laws of the State of New York and applicable federal securities laws and regulations, including definitions therein and such exemptions as may be granted to VALIC or the SUB-ADVISER by the SEC or such interpretive positions as may be taken by the SEC or its staff. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with applicable provisions of the federal securities laws, the latter shall control.

10.	Amendment and Waiver

The Agreement may be amended by mutual written consent of the parties, subject to the requirements of the 1940 Act and the rules and regulations promulgated and orders granted thereunder.

11.	Notices

All notices hereunder shall be given in writing (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to VALIC and to SUB-ADVISER at the address of each set forth below:

If to VALIC:	With a copy to:

The Variable Annuity Life Insurance	SunAmerica Asset Management, LLC
Company
Attn: Mutual Fund Legal	Attn: General Counsel
2919 Allen Parkway, 4th Floor	Harborside 5,185 Hudson Street, Suite 3300
Houston, Texas 77019	Jersey City, NJ 07311

If to SUB-ADVISER:	With a copy to:
BMO Asset Management Corp.	BMO Global Asset Management
Attn: Pete Andrews	Attn: Patti Stuettgen (BID)
115 South LaSalle Street	111 East Kilbourn Avenue
Chicago, IL 60603	Milwaukee, WI 53202
BID.Administration@BMO.com

The parties hereto have each caused this Agreement to be signed in duplicate on its behalf by its duly authorized officer on the above date.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Thomas M. Ward

Name:	Thomas M. Ward
Title:	Vice President

ATTEST:

Attest:	/s/ Shana L. Walker
Name:	Shana L. Walker

Title:	Assistant Secretary

BMO ASSET MANAGEMENT CORP.

By:	/s/ Phillip Enochs
Name:	Phillip Enochs
Title:	Head of BMO GAM U.S.

ATTEST:

Attest:	/s/ Ryan Worster

Name:	Ryan Worster

Title:	Performance Manager

SCHEDULE A

COVERED FUND(S)

Effective June 7, 2018

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

Covered Fund	Fee

Capital Appreciation Fund	0.22% on the first $250 million;
0.18% on assets over $250 million